COMPLIANCE SERVICES AGREEMENT

THIS CHIEF COMPLIANCE OFFICER AGREEMENT (the “Agreement”) effective as of this 1st day of November 2019, by and between Monteagle Funds, a Delaware business trust (the “Trust”), and PJO Holdings, LLC d/b/a Investment Company Compliance Services, a Texas Limited Liability Company (“ICCS”).

RECITALS

WHEREAS, the Trust is an open-end registered investment company, and is subject to the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requiring investment companies such as the Trust to designate an individual in accordance with the Rule to be responsible for administering written policies and procedures that are designed to prevent violation of federal securities laws by the Trust.

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund(s)”);

 WHEREAS, the Trust desires that ICCS provide compliance services in connection with the implementation and ongoing services related to the comprehensive compliance program of the Trust;

WHEREAS, ICCS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

WHEREAS, ICCS and the Trust wish to enter into this Compliance Services Agreement in order to set forth the terms under which ICCS will perform the services enumerated herein on behalf of the Trust.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, ICCS and the Trust (collectively, the “Parties”) agree as follows:

ARTICLE I

DESIGNATION AS CHIEF COMPLIANCE OFFICER

1.1

Term.  The Trust designates and appoints the Compliance Officer to perform the duties specified in Section 1.2, below, and Compliance Officer accepts the designation and appointment of the Trust, for a three (3) year period commencing on the date specified above (“Initial Term”), subject to earlier termination as set forth in Article III, below.  Following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, “Renewal Terms”; individually, “Renewal Term”) unless, at least ninety (90) calendar days prior to the expiration of the Initial Term or the then current Renewal Term, ICCS or the Trust provides the other parties with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Initial Term or said Renewal Term, as applicable.  If this Agreement is renewed, the terms of this Agreement during such Renewal Term, including the termination provisions set forth in Article III, below, shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed among the Parties as evidenced in a written instrument signed by ICCS and the Trust..

1.2

Position and Duties Respecting the Trust.  A Compliance Officer shall be designated and appointed by the Board of Trustees of the Trust (“Trust Board”), including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act, to the position of Chief Compliance Officer of the Trust, which is covered by the Trust’s directors and officers liability insurance policy (“D&O Policy”) and the indemnification provisions in the Trust’s Declaration of Trust and By-laws for acts or omissions arising during the Compliance Officer’s tenure as Chief Compliance Officer of the Trust.  With respect to the duties and responsibilities specified by the Rule respecting chief compliance officers, Compliance Officer shall be subject to the authority of, and shall report to, the Trust Board.  The Trust and ICCS mutually agree to coordinate and cooperate in connection with the implementation and ongoing maintenance of written compliance policies and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the “Board”) to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”).  The Compliance Officer’s duties and responsibilities to the Trust shall include all those specified in Exhibit B to this Agreement and such other duties and responsibilities as may be mutually agreed upon by the parties.  ICCS shall provide personnel to act as Chief Compliance Officer and related services for and on behalf of the Trust – subject to the Trust’s approval and designation.

1.3

Compliance Officer Employment.  The Trust and ICCS understand and agree that the Compliance Officer will remain an employee of ICCS for all purposes (including, but not limited to, compensation, state and federal income tax withholding, state and federal unemployment tax and withholding, workers’ compensation, employee benefits and other terms and conditions of employment) pursuant to the terms and conditions established by ICCS from time to time and that the Compliance Officer will not be entitled to receive any compensation or benefits directly from the Trust; provided, however, that Compliance Officer shall be covered by the Trust’s D&O Policy for acts or omissions arising during the Compliance Officer’s tenure as Chief Compliance Officer of the Trust.  The Compliance Officer agrees that ICCS may provide the Trust with information respecting the Compliance Officer’s compensation and other terms and conditions of the Compliance Officer’s employment with ICCS as they exist from time to time.  The Trust acknowledges that, prior to the Initial Term of this Agreement, it has been informed by ICCS of the Compliance Officer’s compensation from ICCS and certifies that the Compliance Officer’s compensation is approved by the Trust Board, including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act (after review of such relevant information as the Trust Board required of ICCS).  The Trust shall, as often as required by the Rule, certify that the Compliance Officer’s compensation is approved by the Trust Board, including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act, after review of any information requested by the Trust Board from ICCS.  The Compliance Officer’s compensation from ICCS shall be reviewed by the members of the Board of the Trust and evaluated based upon (i) the performance of the Compliance Officer, (ii) the compensation received by the Trust for compliance services, (iii) the number of advisers, sub-advisers and series in the Trust, (iv) industry norms for compensation for similar positions, and (v) any other factor deemed relevant by the members of the Board.  Subject to the provisions of Article III, below, nothing in this Agreement shall be construed to limit the right of a designated Compliance Officer or ICCS to terminate their employment relationship at any time with or without notice or reason.

1.4

Standard of Care.  The Compliance Officer shall carry out his duties under this Agreement in a reasonably careful, prudent and competent manner.

1.5

Undue Influence Prohibited.  ICCS agrees to comply with the provisions of Rule 38a-1(c) under the 1940 Act with respect to any termination or other employment-related actions regarding the Compliance Officer.

ARTICLE II

COMPENSATION

2.1

Initial Annual Fee. The Trust agrees to pay ICCS an annual fee for the services provided by the Compliance Officer to the Trust during the Initial Term of this Agreement as set forth in Exhibit C to this Agreement or such other amount as ICCS and the Trust may agree from time to time, provided that no such consent by the Trust shall be required for ICCS to lower its fee.

2.2

Renewal Term Annual Fee. No later than ninety (90) calendar days prior to the end of the Initial Term or any subsequent Renewal Term, ICCS will notify the Trust of the annual fee to be paid by the Trust to ICCS for the services provided by the Compliance Officer under this Agreement during any subsequent Renewal Term if different than the previous Renewal Term (or Initial Term, as applicable).

2.3

Expenses. The Trust will reimburse ICCS for all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance of the Compliance Officer’s duties and responsibilities pursuant to this Agreement, such as travel expenses, overnight courier, postage, long distance telephone and photocopying, but not the services of other professionals such as lawyers and accountants.  ICCS will provide written requests to the Trust for the cost of such expenses.

2.4

Additional Funds.  The Trust agrees that the Compliance Officer’s duties and responsibilities under this Agreement extend only to those funds listed in Exhibit A to this Agreement.  The Trust further agrees that any changes or modifications to the funds listed in Exhibit A may occur only by mutual agreement among the parties as evidenced in a written instrument signed by ICCS and the Trust and any addition to the Funds listed in Exhibit A may result in an adjustment to the then current annual fee in an amount to be determined by mutual consent of the Trust and ICCS and which shall be approved by resolution of the Board of Trustees of the Trust and reflected in the minutes of the Trust meeting where such resolution was approved.

ARTICLE III

TERMINATION

3.1

Termination Rights.

(a)  Termination by the Trust. Subject to Section 3.2, below, the Trust Board (which must include a majority of the Trust Board’s Trustees who are not “interested persons” of the Trust, as such term is defined in the 1940 Act) may terminate the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer, and all of the Parties’ obligations under this Agreement at any time and for any reason in accordance with the Rule upon the provision of written notice to ICCS.  The Parties understand and agree that only the Trust Board (and not ICCS) may terminate the Compliance Officer’s designation and appointment as Chief Compliance Officer,, under this Section 3.1(a).  For purposes of this Section 3.1(a), the “Termination Date”' will be the date upon which ICCS actually receives such written notice from the Trust.

(b)  Termination by ICCS. Subject to Section 3.2, below, ICCS may terminate all of ICCS’s obligations under this Agreement at any time the Trust engages in any act or omission constituting Cause (as defined below) by giving notice to the Trust stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as ICCS may designate. “Cause” shall mean any of the following: (i) the Trust has materially breached this Agreement or any other agreement to which Trust and ICCS are parties or has materially breached any other obligation or duty owed to ICCS, and any such breach has not been cured within a reasonable period; (ii) the Trust has taken any action reasonably likely to result in material discredit to or loss of business, reputation or goodwill of ICCS; or (iii) either ICCS or the Trust have terminated any service agreements to which they are both parties; provided, however, that in exercising its right to terminate under this Section 3.l(e), ICCS is complying with, and not violating, the Rule.

3.2

Rights Upon Termination.

(a)      Section 3.1(a) Termination. If the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer is terminated pursuant to Section 3.l(a), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Trust to receive a refund from ICCS of a prorated portion of the annual fee paid by the Trust for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by ICCS, (ii) the right of ICCS to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below.

 (b)  Section 3.1(b) Termination.  If this Agreement is terminated by ICCS pursuant to Section 3.l(e), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Trust to receive a refund from ICCS of a prorated portion of the annual fee paid by the Trust for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by ICCS, (ii) the right of ICCS to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below.

ARTICLE IV

CONFIDENTIALITY

4.1.  Confidential Information.  “Confidential Information" means information concerning the Trust that is disclosed to ICCS that is not generally known to the public, whether in tangible or intangible form, including but not limited to information concerning the Trust and its shareholders (including past, present and prospective shareholders), financial condition, operations, marketing, suppliers, employee information, trade secrets, sales, products, services, accounts, intellectual property, or information relating to existing or contemplated businesses, products and/or services of the Trust.

4.2.        Non-disclosure of Confidential Information. ICCS or its employees shall hold in strict confidence and shall not disclose any Confidential Information of the Trust, and shall not use the Confidential Information for any purpose other than in relation to the specified Business Purpose for the Trust.  ICCS shall not, directly or indirectly, (a) disclose, reveal or make available to anyone any Confidential Information of the Trust, (b) assist or enable anyone to access or use any Confidential Information of the Trust, or (c) use or exploit any Confidential Information of the Trust for any purpose whatsoever. In the event that the parties cease the Business Purpose, or written demand from the Trust (which demand may be made at any time and for any reason), the ICCS shall cause all of the Trust's Confidential Materials in ICCS’ possession or control to be returned to the Trust; except, however, to the extent the Trust's Confidential Information is contained in electronic, magnetic or similar media of the ICCS such that transfer of possession is impractical, ICCS shall delete or destroy such Confidential Information.

              ICCS recognizes that the Trust may be subject to the provisions of the SEC’s Regulation S-P, or other privacy rules promulgated under the Gramm-Leach-Bliley Act (the “GLBA”). In carrying out its consulting duties, ICCS will acquire information of a confidential nature relating to the Trust’s business activities and its clients. ICCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, any Fund or their Service Providers unless required by law or in response to regulatory inquiries.

              ICCS’ obligations of confidentiality for Confidential Information received hereunder shall extend from the date of this Agreement for two (2) years from the date of each separate disclosure.

ARTICLE V

GENERAL PROVISIONS

5.1        Notices. Unless otherwise specified in this Agreement, any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested)  or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

(a)

If to Investment Company Compliance Services:

Investment Company Compliance Services

642 Cedar Creek Ranch Trail

Tuscola, Texas 79562

 (b)

If to the Trust:

Monteagle Funds

c/o Mutual Shareholder Services, LLC

8000 Town Centre Drive, Suite 400

Broadview Heights, Ohio 44147

Unless otherwise specified in this Agreement, such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

5.2

Entire Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof.

5.3

Injunctive Relief.  The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

5.4

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

5.5

Consideration.  Execution of this Agreement is a condition of the Compliance Officer’s designation and appointment as Chief Compliance Officer with the Trust and such designation and appointment and the consideration received by the Compliance Officer under this Agreement constitutes the consideration for the Compliance Officer’s undertakings hereunder.

5.6

Amendment.  This Agreement may be altered, amended or modified only in a writing, signed by all the Parties hereto.

5.7

Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

5.8

Waiver of Breach.  The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

5.9

Governing Law; Construction.  This Agreement shall be governed by the internal laws of the State of Texas, without regard to any rules of construction concerning the draftsman hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

PJO HOLDINGS, LLC d/b/a INVESTMENT COMPANY COMPLIANCE SERVICES, LLC

By:   /s/ Paul Ordonio

         Paul Ordonio

MONTEAGLE FUNDS

By:   /s/ Larry Anderson

         Larry Anderson, Trustee

EXHIBIT A

to the

COMPLIANCE SERVICES AGREEMENT

by and between

INVESTMENT COMPANY COMPLIANCE SERVICES

&

MONTEAGLE FUNDS

November 1, 2019

SCHEDULE OF FUNDS OF TRUST FOR WHICH COMPLIANCE OFFICER IS

DESIGNATED AND APPOINTED TO THE POSITION OF CHIEF COMPLIANCE OFFICER

Fund Name	Date of Appointment
Monteagle Select Value Fund	November 1, 2019
Monteagle Fixed Income Fund	November 1, 2019
Monteagle Quality Growth Fund	November 1, 2019
The Texas Fund	November 1, 2019
Smart Diversification Fund	November 1, 2019

EXHIBIT B

to the

COMPLIANCE SERVICES AGREEMENT

November 1, 2019

COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES

The Compliance Officer’s duties and responsibilities to the Trust under this Agreement shall be as follows:

♦

To administer the Trust’s written policies and procedures approved by the Trust’s Board in accordance with Rule 38a-1.

♦

To report directly to the Trust Board on a regular basis, and at least annually, to provide the Trust Board with a written report on the operation of the Trust’s policies and procedures and those of its investment company compliance services.  The report must address at a minimum:  (1) the operation of the policies and procedures of the Trust and each investment company compliance services since the last report, (2) any material changes to the policies and procedures since the last report, (3) any recommendations for material changes to the policies and procedures as a result of the annual review (the report should discuss the Trust’s particular compliance risks and any changes that were made to the policies and procedures to address newly identified risks), and (4) any material compliance matters since the date of the last report.  Serious compliance issues must, however, be brought to the Trust Board’s attention promptly, and therefore cannot be delayed until an annual report.

♦

To meet in executive session with the independent directors on the Trust’s Board at least once per year, without anyone else (such as management or interested directors) present (other than independent counsel to the independent directors).

♦

To ensure that the Trust complies with the recordkeeping requirements of Rule 38a-1.

♦

Such other duties and responsibilities as may be mutually agreed upon by the parties.

EXHIBIT C

to the

COMPLIANCE SERVICES AGREEMENT

November 1, 2019

CHIEF COMPLIANCE OFFICER

Compensation and Expense Reimbursement

ALL COMPENSATION FOR THE TRUST’S CCO IS SUBJECT TO BOARD APPROVAL.

Chief Compliance Officer

1.

Base Salary – Ninety-nine Thousand Dollars  ($99,000.00)

2.

Discretionary Bonus (if any)

3.

Out-of-pocket expense reimbursement

1